Exhibit 99.1
DoorDash Releases Third Quarter 2024 Financial Results
October 30, 2024
SAN FRANCISCO—(BUSINESS WIRE)—DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter ended September 30, 2024.
In Q3 2024, we continued to drive strong growth in Total Orders, Marketplace GOV, and revenue, while generating positive GAAP net income for the first time as a public company.
Our goal is to build a large and durable business that helps local merchants succeed and expands the potential of local economies. To do this, we must consistently invest in our existing services, launch entirely new services, and ensure we are generating strong returns on capital, so that we can invest even more in the future. We believe our results in Q3 2024 reflect our ambition to pursue large growth opportunities, our optimism in believing we can innovate around the problems of the day, and our humility in focusing on small improvements in day to day operations. We expect these characteristics to persist at DoorDash, which means we expect to continue investing to expand the potential of our services while holding ourselves to high standards of execution.
Third Quarter 2024 Key Financial Metrics
•Total Orders increased 18% year-over-year (Y/Y) to 643 million and Marketplace GOV increased 19% Y/Y to $20.0 billion.
•Revenue increased 25% Y/Y to $2.7 billion. Net Revenue Margin increased to 13.5% from 12.9% in Q3 2023.
•GAAP net income (loss) attributable to DoorDash, Inc. common stockholders was $162 million compared to $(73) million in Q3 2023. Adjusted EBITDA increased to $533 million from $344 million in Q3 2023.

	Three Months Ended
(in millions, except percentages)	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024
Total Orders	543	574	620	635	643
Total Orders Y/Y growth	24%	23%	21%	19%	18%
Marketplace GOV	$16,751	$17,639	$19,239	$19,711	$20,002
Marketplace GOV Y/Y growth	24%	22%	21%	20%	19%
Revenue	$2,164	$2,303	$2,513	$2,630	$2,706
Revenue Y/Y growth	27%	27%	23%	23%	25%
Net Revenue Margin	12.9%	13.1%	13.1%	13.3%	13.5%
GAAP gross profit	$962	$1,026	$1,129	$1,195	$1,283
GAAP gross profit as a % of Marketplace GOV	5.7%	5.8%	5.9%	6.1%	6.4%
Contribution Profit	$640	$689	$751	$825	$930
Contribution Profit as a % of Marketplace GOV	3.8%	3.9%	3.9%	4.2%	4.6%
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders	$(73)	$(154)	$(23)	$(157)	$162
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a % of Marketplace GOV	(0.4)%	(0.9)%	(0.1)%	(0.8)%	0.8%
Adjusted EBITDA	$344	$363	$371	$430	$533
Adjusted EBITDA as a % of Marketplace GOV	2.1%	2.1%	1.9%	2.2%	2.7%
Weighted-average diluted shares outstanding	393	399	405	410	428

Operational Highlights
Over the last year, we improved delivery quality, reduced average delivery times, and increased selection on our Marketplaces. Our business has many moving pieces, but we believe they are coming together well at the moment, and in Q3 2024 we were able to drive Total Orders up 18% Y/Y, revenue up 25% Y/Y, net income attributable to DoorDash, Inc. common stockholders to $162 million, and Adjusted EBITDA up 55% Y/Y to $533 million. We are proud of the work our team has done and the progress these financial results represent.
We operate in a highly competitive industry, but our focus is on meeting consumers' expectations. In order to create value for our merchant partners, Dashers, and our business, we must build services that delight consumers, so that they continue to choose our Marketplaces and order more with us over time. This is a high and constantly rising bar that requires us to build experiences that consistently improve.
Since consumers vote with their actions, order rate1 across our consumer cohorts tells us a lot about the value we provide. Our existing consumers drive the vast majority of our volume, so we must perpetually create new value for them in order to grow efficiently. In Q3 2024, order rate increased on a Y/Y basis within all of our more mature DoorDash consumer cohorts2, with growing contributions from non-restaurant categories in each cohort. At the same time, our new DoorDash consumer cohorts in Q3 2024 demonstrated initial order rates that were slightly higher than average initial order rates from cohorts in the first half of 2024 and average initial order rates from cohorts across 2022 and 2023. We believe this is an output of our focus on consistently improving the selection, quality, affordability, and service we provide, which can have a compounding effect over time that expands our addressable market and increases our impact on local economies.
Our ability to create value for consumers is also apparent in our relative performance. Among consumers who are new to restaurant delivery marketplaces in the U.S., third-party data suggests we have increased our share of category spend over time3 for every monthly consumer cohort since January 2021. This trend has continued in 2024, which suggests the experience we provide continues to earn relatively outsized loyalty and engagement from consumers. Importantly, this helps drive sales growth for our merchant partners, creates more earnings opportunities for Dashers, and helps our business grow efficiently.
Merchants' expectations are at least as high as consumers' and we are similarly proud of the progress we are making to help local businesses grow and thrive. In Q3 2024, we continued to drive strong Y/Y same store sales growth for merchants on our Marketplaces which, along with our growing consumer reach, helped attract a large number of new merchants to our Marketplaces in both our restaurant and new verticals categories.
In addition to our Marketplaces, which act as full-service online platforms for merchants, we have continued to expand the capabilities of our DoorDash Commerce Platform4, which includes: Drive On-Demand, Online Ordering, Phone Ordering, Tableside Order & Pay, and Customer Support Solutions. We believe we provide excellent quality and value in our Commerce Platform, which has attracted hundreds of thousands of merchants, including tens of thousands to Online Ordering. We believe the transition to omni-channel commerce remains in its early stages, and we see tremendous potential to expand the number of merchants we serve and the number of ways we serve them.
We are excited by the execution of our teams and the performance of our business so far in 2024. In the near-term, we expect our priorities to remain consistent; we will likely spend the majority of our time trying to improve day-to-day execution and the majority of our investment capital expanding the scale and scope of our new verticals and international markets. Longer-term, we believe there is much more we can do to generate value for consumers and help local merchants be successful, and we are investing in new areas that we hope will become meaningful businesses over time.
1 Order rate for any given cohort and time period is calculated by multiplying retention by average order frequency for the stated cohort and time period. It is mathematically equal to orders in a given month from a given cohort, divided by the starting size of that cohort.
2 Includes the 75 DoorDash monthly consumer cohorts from January 2017 through March 2023. We typically determine a cohort is mature after approximately six months. We exclude cohorts prior to January 2017 due to their relatively small size and a lack of certain historical data. We also exclude cohorts from April 2023 through September 2023 because those cohorts were not considered mature during all periods for a Y/Y comparison.
3 Measured from the first month of each monthly cohort through September 2024.
4 Previously referred to as DoorDash Platform Services.

Financial Performance
In Q3 2024, Total Orders increased 18% Y/Y to 643 million and Marketplace GOV increased 19% Y/Y to $20.0 billion. Y/Y growth in Total Orders was driven by growth in consumers and growth in average consumer engagement.
Revenue increased 25% Y/Y to $2.7 billion in Q3 2024, due primarily to the Y/Y increase in Marketplace GOV. Net Revenue Margin was 13.5% in Q3 2024, up from 12.9% in Q3 2023 and 13.3% in Q2 2024. The Y/Y increase in Net Revenue Margin was driven primarily by an increasing contribution from advertising and improvements to logistics quality and efficiency.
GAAP cost of revenue, exclusive of depreciation and amortization, was $1.4 billion in Q3 2024, up 19% Y/Y and down 1% quarter-over-quarter (Q/Q). The Y/Y increase was primarily driven by increases in Total Orders and Marketplace GOV, as well as an increase in costs associated with our first-party distribution business. The Q/Q decline was driven by a decline in insurance costs, which was largely due to a favorable development for historical periods associated with lower-than-expected loss emergence. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.9% in Q3 2024, compared to 6.9% in Q3 2023 and 7.0% in Q2 2024.
GAAP gross profit was $1.3 billion in Q3 2024, up 33% Y/Y and 7% Q/Q. GAAP gross profit as a percentage of Marketplace GOV was 6.4% in Q3 2024, up from 5.7% in Q3 2023 and 6.1% in Q2 2024.
GAAP sales and marketing expense was $483 million in Q3 2024, up 8% Y/Y and down 5% Q/Q. The Y/Y increase was driven primarily by an increase in personnel-related expenses and an increase in advertising expenses. The Q/Q decline was driven primarily by a decline in advertising expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.4% in Q3 2024, down from 2.7% in Q3 2023 and 2.6% in Q2 2024.
GAAP research and development expense was $289 million in Q3 2024, up 16% Y/Y and down 5% Q/Q. The Y/Y increase was driven primarily by an increase in personnel-related expenses. The Q/Q decline was driven by a decrease in personnel-related expenses, due primarily to a seasonal decline in stock-based compensation expense. As a percentage of Marketplace GOV, GAAP research and development expense was 1.4% in Q3 2024, compared to 1.5% in Q3 2023 and 1.5% in Q2 2024.
GAAP general and administrative expense was $315 million in Q3 2024, up 9% Y/Y and down 36% Q/Q. The Y/Y increase was driven primarily by an increase in sales and indirect taxes and an increase in personnel-related expenses, exclusive of a reduction in stock-based compensation related to the CEO performance award. The Q/Q decline was driven primarily by a reduction in legal, tax, and regulatory expenses and office lease impairment expenses. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.6% in Q3 2024, down from 1.7% in Q3 2023 and 2.5% in Q2 2024.
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders was $162 million in Q3 2024, compared to $(73) million in Q3 2023 and $(157) million in Q2 2024.
Adjusted EBITDA reached an all-time high of $533 million in Q3 2024, up 55% from $344 million in Q3 2023 and up 24% from $430 million in Q2 2024. Adjusted EBITDA as a percentage of Marketplace GOV was 2.7% in Q3 2024, compared to 2.1% in Q3 2023 and 2.2% in Q2 2024.
In Q3 2024, we generated net cash provided by operating activities of $531 million and Free Cash Flow of $444 million, up from $398 million and $324 million, respectively, in Q3 2023.
In February 2024, our board of directors authorized the repurchase of up to $1.1 billion of our Class A common stock. Year-to-date through October 29, we have repurchased a total of 2.1 million shares of our Class A common stock for $224 million under the February 2024 authorization. We currently have approximately $876 million remaining under the current stock repurchase authorization. We may or may not repurchase any portion of the remaining amount.

Financial Outlook

Period	Marketplace GOV	Adjusted EBITDA
Q4	$20.6 billion - $21.0 billion	$525 million - $575 million
Based on our current outlook and assuming a stock price consistent with recent trading levels, we expect:
•2024 stock-based compensation expense to be approximately $1.13 billion,
•2024 RSU issuances of approximately 6.0 million, net of expected forfeitures, and
•2024 depreciation and amortization expense of approximately $562 million.
Our outlook assumes that key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets. We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
We have not provided GAAP net income (loss) attributable to DoorDash, Inc. common stockholders outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP measures in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" below.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (the "SEC"), press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (about.doordash.com/news), and our X account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and operating performance, including our outlook and guidance for the fourth quarter of 2024 and our assumptions underlying such guidance, our expectations for legal and regulatory expense, our expected stock-based compensation expense, equity awards and depreciation and amortization expense, our priorities and our plans and expectations regarding our investments, our plans and expectations of our platform and services, including the launch and acceptance of new service offerings and growth in non-restaurant categories, our ability to drive future growth and execute on our goals and strategies, trends in our business, and demand for our platform and for local commerce platforms in general, and our plans and expectations regarding share dilution, including equity award issuances. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, investments in new geographies, products, or offerings, our ability to attract merchants, consumers, and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) attributable to DoorDash, Inc. common stockholders, adjusted to include net income (loss) attributable to redeemable non-controlling interests and exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
Beginning with the third quarter of 2024, we now present net income (loss) attributable to DoorDash, Inc. common stockholders as the most comparable GAAP measure to Adjusted EBITDA and we have changed our presentation of the reconciliation of Adjusted EBITDA to reconcile Adjusted EBITDA to net income (loss) attributable to DoorDash, Inc. common stockholders. We believe this is an important measure used by investors to assess the health and performance of our operations and that this presentation better reflects the comparison of that performance to the most comparable GAAP measure impacting DoorDash stockholders. We are continuing to show both net income (loss) attributable to DoorDash, Inc. common stockholders and net income (loss) including redeemable non-controlling interests so that investors can easily compare our historical presentations. The presentation for the three and nine months ended September 30, 2023 has been conformed to this presentation.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our Marketplaces and Commerce Platform businesses over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our Marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass and Wolt+. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through Drive and Storefront.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2023	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$2,656	$3,664
Short-term marketable securities	1,422	1,300
Funds held at payment processors	356	335
Accounts receivable, net	533	622
Prepaid expenses and other current assets	630	839
Total current assets	5,597	6,760
Long-term restricted cash	11	13
Long-term marketable securities	583	795
Operating lease right-of-use assets	436	380
Property and equipment, net	712	733
Intangible assets, net	659	577
Goodwill	2,432	2,460
Non-marketable equity securities	46	40
Other assets	363	519
Total assets	$10,839	$12,277
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$216	$191
Operating lease liabilities	68	66
Accrued expenses and other current liabilities	3,126	3,837
Total current liabilities	3,410	4,094
Operating lease liabilities	454	466
Other liabilities	162	139
Total liabilities	4,026	4,699
Redeemable non-controlling interests	7	9
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	11,887	12,843
Accumulated other comprehensive income	73	122
Accumulated deficit	(5,154)	(5,396)
Total stockholders’ equity	6,806	7,569
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$10,839	$12,277

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2024	2023	2024
Revenue	$2,164	$2,706	$6,332	$7,849
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,156	1,374	3,360	4,089
Sales and marketing	449	483	1,416	1,496
Research and development	250	289	750	871
General and administrative	289	315	915	1,128
Depreciation and amortization	128	138	379	420
Restructuring charges	—	—	2	—
Total costs and expenses	2,272	2,599	6,822	8,004
Income (loss) from operations	(108)	107	(490)	(155)
Interest income, net	40	54	101	148
Other expense, net	(1)	(6)	(6)	(13)
Income (loss) before income taxes	(69)	155	(395)	(20)
Provision for (benefit from) income taxes	6	(6)	14	2
Net income (loss) including redeemable non-controlling interests	(75)	161	(409)	(22)
Less: net loss attributable to redeemable non-controlling interests	(2)	(1)	(5)	(4)
Net income (loss) attributable to DoorDash, Inc. common stockholders	$(73)	$162	$(404)	$(18)
Net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	$(0.19)	$0.39	$(1.03)	$(0.04)
Diluted	$(0.19)	$0.38	$(1.03)	$(0.04)
Weighted-average number of shares outstanding used to compute net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	393,217	413,106	390,794	409,703
Diluted	393,217	427,962	390,794	409,703

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended September 30,
	2023	2024
Cash flows from operating activities
Net loss including redeemable non-controlling interests	$(409)	$(22)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	379	420
Stock-based compensation	819	828
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	84	77
Office lease impairment expenses	—	83
Other	23	26
Changes in operating assets and liabilities:
Funds held at payment processors	52	24
Accounts receivable, net	(26)	(102)
Prepaid expenses and other current assets	(84)	(209)
Other assets	(45)	89
Accounts payable	6	(31)
Accrued expenses and other current liabilities	469	494
Payments for operating lease liabilities	(88)	(83)
Other liabilities	8	20
Net cash provided by operating activities	1,188	1,614
Cash flows from investing activities
Purchases of property and equipment	(94)	(72)
Capitalized software and website development costs	(143)	(160)
Purchases of marketable securities	(1,555)	(1,527)
Maturities of marketable securities	1,581	1,481
Sales of marketable securities	6	4
Purchases of non-marketable equity securities	(16)	—
Other investing activities	(2)	(7)
Net cash used in investing activities	(223)	(281)
Cash flows from financing activities
Proceeds from exercise of stock options	5	7
Repurchase of common stock	(699)	(224)
Other financing activities	(8)	6
Net cash used in financing activities	(702)	(211)
Foreign currency effect on cash, cash equivalents, and restricted cash	(16)	4
Net increase in cash, cash equivalents, and restricted cash	247	1,126
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	2,188	2,772
Cash, cash equivalents, and restricted cash, end of period	$2,435	$3,898
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$2,344	$3,664
Restricted cash included in prepaid expenses and other current assets	80	221
Long-term restricted cash	11	13
Total cash, cash equivalents, and restricted cash	$2,435	$3,898
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$18	$29
Stock-based compensation included in capitalized software and website development costs	$119	$121

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024

Cost of revenue, exclusive of depreciation and amortization	$1,156	$1,229	$1,330	$1,385	$1,374
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(37)	(36)	(33)	(41)	(36)
Allocated overhead	(8)	(7)	(8)	(9)	(9)
Adjusted cost of revenue	$1,111	$1,186	$1,289	$1,335	$1,329

Sales and marketing	$449	$460	$504	$509	$483
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(30)	(29)	(25)	(33)	(30)
Allocated overhead	(6)	(3)	(6)	(6)	(6)
Adjusted sales and marketing	$413	$428	$473	$470	$447

Research and development	$250	$253	$279	$303	$289
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(119)	(119)	(114)	(141)	(126)
Allocated overhead	(5)	(2)	(5)	(6)	(7)
Adjusted research and development	$126	$132	$160	$156	$156

General and administrative	$289	$320	$319	$494	$315
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(94)	(88)	(83)	(89)	(83)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(44)	(50)	(35)	(102)	(13)
Transaction-related costs	—	—	—	(2)	—
Office lease impairment expenses	—	—	—	(83)	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	19	12	19	21	22
Adjusted general and administrative	$170	$194	$220	$239	$241

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, our historical Dasher pay model, and a settlement entered into in connection with an initiative to serve underrepresented communities, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024

Revenue	$2,164	$2,303	$2,513	$2,630	$2,706
Less: Cost of revenue, exclusive of depreciation and amortization	(1,156)	(1,229)	(1,330)	(1,385)	(1,374)
Less: Depreciation and amortization related to cost of revenue	(46)	(48)	(54)	(50)	(49)
Gross profit	$962	$1,026	$1,129	$1,195	$1,283
Gross Margin	44.5%	44.6%	44.9%	45.4%	47.4%
Less: Sales and marketing	(449)	(460)	(504)	(509)	(483)
Add: Depreciation and amortization related to cost of revenue	46	48	54	50	49
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	67	65	58	74	66
Add: Allocated overhead included in cost of revenue and sales and marketing	14	10	14	15	15
Contribution Profit	$640	$689	$751	$825	$930
Contribution Margin	29.6%	29.9%	29.9%	31.4%	34.4%

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024

Gross profit	$962	$1,026	$1,129	$1,195	$1,283
Add: Depreciation and amortization related to cost of revenue	46	48	54	50	49
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	37	36	33	41	36
Add: Allocated overhead included in cost of revenue	8	7	8	9	9
Adjusted Gross Profit	$1,053	$1,117	$1,224	$1,295	$1,377
Adjusted Gross Margin	48.7%	48.5%	48.7%	49.2%	50.9%

	Three Months Ended
(In millions)	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024

Net income (loss) attributable to DoorDash, Inc. common stockholders	$(73)	$(154)	$(23)	$(157)	$162
Add: Net loss attributable to redeemable non-controlling interests	(2)	(2)	(2)	(1)	(1)
Net income (loss) including redeemable non-controlling interests	$(75)	$(156)	$(25)	$(158)	$161
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	44	50	35	102	13
Transaction-related costs	—	—	—	2	—
Office lease impairment expenses	—	—	—	83	—
Provision for (benefit from) income taxes	6	17	7	1	(6)
Interest income, net	(40)	(51)	(45)	(49)	(54)
Other expense, net	1	101	2	5	6
Stock-based compensation expense and certain payroll tax expense	280	272	255	304	275
Depreciation and amortization expense	128	130	142	140	138
Adjusted EBITDA	$344	$363	$371	$430	$533

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, our historical Dasher pay model, and a settlement entered into in connection with an initiative to serve underrepresented communities, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
Estimate of Certain Components of Stock-Based Compensation Expense

(in millions)	2023 (Actuals)	2024	2025	2026

CEO performance award(1)	$104	$67	$7	$—
Wolt retention and revesting	150	144	136	53
Pre-IPO RSUs: amortization of stepped-up value(2)	67	49	3	—
New hire, continuing employee, and other grants	767	870	NA	NA
Total stock-based compensation	$1,088	$1,130	NA	NA
(1)In November 2020, our board of directors granted restricted stock units ("RSUs") to our Chief Executive Officer, Tony Xu, covering 10,379,000 shares of our Class A common stock, which we refer to here as the 2020 CEO Performance Award. The award is intended to be the exclusive equity award to Mr. Xu over a seven year performance period, which ends November 23, 2027. The award has nine tranches that are eligible to vest based on the achievement of stock price goals ranging from $187.60 to $501.00, measured using an average of our stock price over a consecutive 180-day period during the performance period. For more information on the 2020 CEO Performance Award, please refer to our annual proxy statement.
(2)Certain RSUs awarded prior to or around the time of our initial public offering have grant-date fair values that significantly exceed the fair value of the awards (“409A value”) prevailing at the time they were committed to employees. The amounts included here represent the stock-based compensation associated with the excess amount of the grant-date fair value over the 409A value.

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sept. 30, 2024

Net cash provided by operating activities	$1,211	$1,673	$1,829	$1,966	$2,099
Purchases of property and equipment	(139)	(123)	(101)	(97)	(101)
Capitalized software and website development costs	(194)	(201)	(208)	(209)	(218)
Free Cash Flow	$878	$1,349	$1,520	$1,660	$1,780

IR Contact: ir@doordash.com	PR Contact: press@doordash.com